Exhibit 99.2

EXECUTION VERSION

LOCK-UP AGREEMENT

This Lock-up Agreement (this “Agreement”), dated as of August 9, 2017, is by and between Starwood Waypoint Homes, a Maryland real estate investment trust (“Starwood Waypoint”) and the Persons set forth on Schedule I attached hereto (the “Stockholders”).

WHEREAS, each Stockholder is, as of the date hereof, the beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the number of shares of Invitation Homes Common Stock set forth opposite the name of each Stockholder on Schedule I hereto;

WHEREAS, Invitation Homes Inc., a Maryland corporation (“Invitation Homes”), Invitation Homes Operating Partnership LP, a Delaware limited partnership and a subsidiary of Invitation Homes (“Invitation Homes LP”), IH Merger Sub LLC, a Delaware limited partnership and a direct wholly owned subsidiary of Invitation Homes (“Merger Sub”), Starwood Waypoint and Starwood Waypoint Homes Partnership, L.P., a Delaware limited partnership and a subsidiary of Starwood Waypoint (“Starwood Waypoint LP”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, that (a) Starwood Waypoint will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “REIT Merger”), and (b) following the REIT Merger, Starwood Waypoint LP will merge with and into Invitation Homes LP, with Invitation Homes LP being the surviving entity (the “Partnership Merger” and together with the REIT Merger, the “Mergers”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, the Stockholders and Invitation Homes are party to a Stockholders Agreement, dated as of January 31, 2017 (the “Existing Stockholders Agreement”) and have entered into an Amended and Restated Stockholders Agreement on the date hereof (the “A&R Stockholders Agreement”) which will only become effective at the Closing; and

WHEREAS, as a condition to the willingness of Starwood Waypoint to enter into the Merger Agreement and as an inducement and in consideration therefor, Starwood Waypoint has required that the Stockholders, and the Stockholders have, in their capacity as beneficial owner of Invitation Homes Common Stock, agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholders. Each Stockholder (in such Stockholder’s capacity as a beneficial owner of Invitation Homes Common Stock) hereby represents and warrants to Starwood Waypoint as follows:

(a) As of the time of execution of this Agreement, such Stockholder (i) is the beneficial owner of the shares of Invitation Homes Common Stock (together with any shares of Invitation Homes Common Stock which such Stockholder may acquire at any time in the future during the term of this Agreement, the “Stockholder Securities”) set forth opposite such Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other Invitation Homes Common Stock.

(b) Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Starwood Waypoint, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(d) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or such Stockholder’s assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay such Stockholder’s performance of its obligations under this Agreement. Assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by Invitation Homes, Invitation Homes LP, Merger Sub, Starwood Waypoint and Starwood Waypoint LP in connection with the Merger Agreement and the transactions contemplated thereby are obtained or made, the consummation by such Stockholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to such Stockholder, (ii) require any consent, approval, or notice under any legal requirements applicable to such Stockholder, other than as required under the Exchange Act and the rules and regulations promulgated thereunder and other than such consents, approvals and notices that, if not obtained, made or given, would not prevent or materially delay such Stockholder’s performance of its obligations under this Agreement, or (iii) violate any provision of such Stockholder’s organizational documents.

(e) The Stockholder Securities and the certificates, if any, representing the Stockholder Securities beneficially owned by such Stockholder are now, and, at all times during the term hereof will be, held by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens and encumbrances, except (i) as disclosed by Invitation Homes on the Form 8-K filed on April 28, 2017, (ii) under this Agreement, (iii) under the Existing Stockholders Agreement, (iv) under the A&R Stockholders Agreement and (v) for any such liens or encumbrances arising hereunder and any applicable restrictions on transfer under the Securities Act.

(f) Such Stockholder has full voting power with respect to the Stockholder Securities beneficially owned by such Stockholder and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder Securities. The Stockholder Securities are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder Securities other than the Existing Stockholders Agreement.

(g) As of the time of execution of this Agreement, there is no Action pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or equity before or by any Governmental Authority that could reasonably be expected to impair or materially delay the performance by such Stockholder of its obligations under this Agreement or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder.

(h) Such Stockholder has received and reviewed a copy of the Merger Agreement. Such Stockholder understands and acknowledges that Starwood Waypoint is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(i) No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

SECTION 2. Representations and Warranties of Starwood Waypoint. Starwood Waypoint hereby represents and warrants to the Stockholders as follows:

(a) Starwood Waypoint is a an entity duly organized, validly existing and in good standing under the laws of the State of Maryland and Starwood Waypoint has the real estate investment trust power and authority, as the case may be, to execute and deliver and perform its obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b) This Agreement and the Merger Agreement have been duly authorized, executed and delivered by Starwood Waypoint, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of Starwood Waypoint, are enforceable against Starwood Waypoint in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c) Neither the execution and delivery of this Agreement and the Merger Agreement by Starwood Waypoint nor the consummation of the transactions contemplated by this Agreement and the Merger Agreement will: (i) cause a violation, or a default, by Starwood Waypoint of any applicable legal requirement or decree, order or judgment applicable to Starwood Waypoint, or to which Starwood Waypoint is subject; or (ii) conflict with, result in a breach of, or constitute a default on the part of Starwood Waypoint under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Starwood Waypoint is a party or by which Starwood Waypoint or its assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by Starwood Waypoint or any of its obligations under this Agreement and the Merger Agreement. Except as may be required by the Exchange Act (including the filing with the SEC of the Joint Proxy Statement), any “anti-takeover” laws, the MGCL and as otherwise provided in the Merger Agreement, neither Starwood Waypoint nor any of its Affiliates is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement or the Merger Agreement by Starwood Waypoint or the consummation by Starwood Waypoint of the REIT Merger and the other transactions contemplated by the Merger Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by Starwood Waypoint of any of its obligations under this Agreement and the Merger Agreement.

SECTION 3. Transfer of Shares.

(a) From the date hereof through and including the Termination Time, each Stockholder shall not, and shall cause each of its Subsidiaries not to Transfer any Common Stock owned by such Stockholder (except for any such liens, encumbrances or other restrictions arising hereunder, under the Existing Stockholders Agreement or under the A&R Stockholders Agreement and any applicable restrictions on transfer under the Securities Act); provided, that, for the avoidance of doubt, the foregoing shall not restrict any Stockholder from taking any action in preparation of a Transfer to be effected following the Termination Time, including filing or causing the filing of any document with the Securities and Exchange Commission. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Common Stock shall occur (including, but not limited to, a sale by any Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Common Stock subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Time.

(b) For the purposes of this Agreement, “Transfer” shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security (it being understood that no Transfer shall be deemed to be made by a Stockholder solely as a result of direct or indirect transfers of equity interests in such Stockholder so long as (i) The Blackstone Group L.P. and its Affiliates retain voting control over such Stockholder following any such direct or indirect transfer and (ii) such direct or indirect transfer shall not require any public report or filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of any equity securities of the Company, on a combined basis, by The Blackstone Group L.P. and its Affiliates). The transfer of Common Stock from beneficial to record ownership (or vice versa) and any change in brokers or record ownership that does not change beneficial ownership shall not be deemed a “Transfer”.

(c) Notwithstanding anything else to the contrary, the transactions described by Invitation Homes on the Form 8-K filed on April 28, 2017 or any of the transactions contemplated thereby shall be deemed not to violate any representation, warranty, agreement or covenant set forth in this Agreement and nothing in this Agreement shall prohibit, limit or otherwise restrict in any way the existence of those transactions or the pledges contemplated thereby, the incurrence of indebtedness thereunder, any Transfer upon foreclosure thereunder, any amendment to such transactions or replacement of such transactions with similar transactions or any other action or omission contemplated thereby.

SECTION 4. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately, without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Time”):

(i)	termination of the Merger Agreement in accordance with its terms;

(ii)	the Closing; or

(iii)	the mutual written consent of Starwood Waypoint and each Stockholder.

(b) Upon termination of this Agreement, all obligations of the parties hereto under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided, however, no such termination shall relieve any party of any liability or damages resulting from or arising out of any intentional fraud arising out of the representations and warranties contained herein or willful and material breach of any covenant or other agreement set forth in this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

SECTION 5. Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated.

SECTION 6. Adjustments. In the event (a) of reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction or (b) that any Stockholder shall become the beneficial owner of any additional

Invitation Homes Common Stock, then the terms of this Agreement shall apply to the Invitation Homes Common Stock held by each Stockholder immediately following the effectiveness of the events described in clause (a) or any Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Stockholder Securities hereunder.

SECTION 7. Miscellaneous.

(a) Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to Starwood Waypoint or any Stockholder at the address set forth below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally, sent by facsimile (receipt confirmed), and one (1) Business Day after deposit with a reputable overnight courier service.

If to any Stockholder, to:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Attention: Robert G. Harper

Fax: (212) 583-5749

If to Starwood Waypoint, to:

Starwood Waypoint Homes
8665 E. Hartford Drive, Suite 210
Scottsdale, Arizona 85255
Phone:	(480) 800-3497
Fax:	(480) 800-3702
Attention:	Executive Vice President, General Counsel & Secretary
Email:	ryan.berry@colonystarwood.com

with a copy to (which shall not constitute notice):
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Phone:	(212) 839-5300
Fax:	(212) 839-5399
Attention:	Michael Gordon; Jason A. Friedhoff; Gabriel Saltarelli
Email	mgordon@sidley.com; jfriedhoff@sidley.com; gsaltarelli@sidley.com

(b) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

(d) Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws thereof.

(f) Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the courts of the State of Maryland or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 8(a). EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(g) Assignment. This Agreement shall not be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that, without the prior written consent of any other party hereto, a Stockholder may assign its rights and obligations under this Agreement, in whole or in part, to any Person to which Common Stock is transferred by a Stockholder not in violation of this Agreement, so long as such Person, if not already a party to this Agreement, executes and delivers to Starwood Waypoint a joinder to this Agreement evidencing its agreement to be become a party to and to be bound by this Agreement as a Stockholder hereunder, whereupon such Person shall be deemed a “Stockholder” hereunder. Subject to the preceding sentence, but without relieving any party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(h) Severability of Provisions. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

(i) Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

(j) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party hereto unless it shall be in writing and signed by such party.

(k) Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l) No Presumption. This Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

(m) No Agreement Until Merger Agreement Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is duly executed and delivered by all parties thereto and (ii) this Agreement is duly executed and delivered by all parties hereto.

(n) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Starwood Waypoint any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to the relevant Stockholder, and Starwood Waypoint shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of Invitation Homes or exercise any power or authority to direct such Stockholder in the voting of any of the Stockholder Securities.

(o) No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

STARWOOD WAYPOINT HOMES

By:	/s/ Ryan Berry
Name: Ryan Berry
Title: Executive President

[Signature Page - Voting and Support Agreement]

IH1 HOLDCO L.P. By: IH1 Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

IH2-A HOLDCO L.P. By: IH2-A Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

IH PP HOLDCO L.P. By: IH PP Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

IH3 HOLDCO L.P. By: IH3 Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

[Signature Page to Lockup Agreement]

IH4 HOLDCO L.P. By: IH4 Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

IH5 HOLDCO L.P. By: IH5 Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

IH6 HOLDCO L.P. By: IH6 Holdco GP LLC, its general partner

By:	/s/ Robert Harper
Name: Robert Harper
Title: Vice President and Senior Managing Director

[Signature Page to Lockup Agreement]

SCHEDULE I

Stockholders

Stockholder	Invitation Homes Common Stock
IH1 Holdco L.P.	80,382,041
IH2-A Holdco L.P.	8,619,746
IH PP Holdco L.P.	43,797,131
IH3 Holdco L.P.	33,908,708
IH4 Holdco L.P.	19,938,109
IH5 Holdco L.P.	15,250,871
IH6 Holdco L.P.	18,048,743

Total	219,945,349